                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                               (Amendment No. 1)*

                    Under the Securities Exchange Act of 1934


                              KEYNOTE SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    493308100
                             ----------------------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / / Rule 13d-1(b)
             / / Rule 13d-1(c)
             /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 493308100                   13G                            Page 2 of 9




--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       DEER IV & CO. LLC ("DEER IV")*
       11-3298116
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /X/

                                                                    (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        992,951 shs.*
    Number of      -------------------------------------------------------------
     Shares        6    SHARED VOTING POWER
  Beneficially          -0- shs.
    Owned By       -------------------------------------------------------------
      Each         7    SOLE DISPOSITIVE POWER
    Reporting           992,951 shs.*
     Person        -------------------------------------------------------------
      With         8    SHARED DISPOSITIVE POWER
                        -0- shs.
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       992,951 shs.*

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.67%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
--------------------------------------------------------------------------------
*The shares reported on this page are the total of those reported on pages 3-5, because Deer IV is the general Partner of BVP, IV, Bessec IV, and BVI LP.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 493308100                   13G                            Page 3 of 9




--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       BESSEMER VENTURE PARTNERS IV L.P. ("BVP IV")*
       11-3298115
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /X/

                                                                    (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        425,711 shs.*
    Number of      -------------------------------------------------------------
     Shares        6    SHARED VOTING POWER
  Beneficially          -0- shs.
    Owned By       -------------------------------------------------------------
      Each         7    SOLE DISPOSITIVE POWER
    Reporting           425,711 shs.*
     Person        -------------------------------------------------------------
      With         8    SHARED DISPOSITIVE POWER
                        -0- shs.
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       425,711 shs.*

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.53%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
--------------------------------------------------------------------------------
* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 493308100                   13G                            Page 4 of 9


--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       BESSEC VENTURES IV L.P. ("BESSEC IV")*
       11-3408591
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /X/

                                                                    (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        431,685 shs.*
    Number of      -------------------------------------------------------------
     Shares        6    SHARED VOTING POWER
  Beneficially          -0- shs.
    Owned By       -------------------------------------------------------------
      Each         7    SOLE DISPOSITIVE POWER
    Reporting           431,685 shs.*
     Person        -------------------------------------------------------------
      With         8    SHARED DISPOSITIVE POWER
                        -0- shs.
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       431,685 shs.*

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.66%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
--------------------------------------------------------------------------------
* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 493308100                   13G                            Page 5 of 9


--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       BESSEMER VENTURE INVESTORS, L.P. ("BVI LP")*
       11-3352639
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /X/

                                                                    (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        135,555 shs.*
    Number of      -------------------------------------------------------------
     Shares        6    SHARED VOTING POWER
  Beneficially          -0- shs.
    Owned By       -------------------------------------------------------------
      Each         7    SOLE DISPOSITIVE POWER
    Reporting           135,555 shs.*
     Person        -------------------------------------------------------------
      With         8    SHARED DISPOSITIVE POWER
                        -0- shs.
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       135,555 shs.*

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.48%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
--------------------------------------------------------------------------------
* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVI LP.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 493308100                   13G                            Page 6 of 9


--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BESSEMER VENTURE ASSOCIATES LLC ("BVA")
         11-3425944
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /X/

                                                                    (b) / /

--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        87,828 shs.
    Number of      -------------------------------------------------------------
     Shares        6    SHARED VOTING POWER
  Beneficially          -0- shs.
    Owned By       -------------------------------------------------------------
      Each         7    SOLE DISPOSITIVE POWER
    Reporting           87,828 shs.
     Person        -------------------------------------------------------------
      With         8    SHARED DISPOSITIVE POWER
                        -0- shs.
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       87,828 shs.

--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     / /
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.3%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

CUSIP No. 493308100                   13G                            Page 7 of 9


ITEM 1.

         (a)      Name of Issuer:

                        Keynote Systems, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                        2855 Campus Drive
                        San Mateo, California 94403


ITEM 2.

         (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

              This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, Bessemer Venture Investors, L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, and Bessemer Venture Associates, LLC ("BVA"), a Delaware limited liability company having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York. The principal business of each of BVP IV, Bessec IV, BVI LP, and BVA is making venture capital investments for its own account and is carried on at its principal office.

              This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan and Robi L. Soni, who are all United States citizens. Deer IV & Co. LLC is the General Partner of BVP IV, Bessec IV and BVI LP and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV, Bessec IV and BVI LP and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101.


         (d)      Title of Class of Securities:

                        Common Stock

         (e)      CUSIP Number:

                        493308100

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

CUSIP No. 493308100                   13G                            Page 8 of 9


         Not applicable.

ITEM 4.  OWNERSHIP.

         Items 5 through 9 of Pages 2 through 6 of this Statement incorporated herein by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See the answer to Item 2(a), (b) and (c).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 493308100                   13G                            Page 9 of 9


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                        February 14, 2001
                                       -----------------------------------------
                                                 Date

                                       DEER IV & Co. LLC

                                       By:   /s/ Robert H. Buescher
                                          --------------------------------------
                                             Robert H. Buescher, Manager


                                       BESSEMER VENTURE PARTNERS IV L.P.

                                       By: Deer IV & Co. LLC, General Partners

                                       By:   /s/ Robert H. Buescher
                                          --------------------------------------
                                             Robert H. Buescher, Manager

                                       BESSEC VENTURES IV, L.P.

                                       By:  DEER IV & Co. LLC, General Partner


                                       By:   /s/ Robert H. Buescher
                                          --------------------------------------
                                             Robert H. Buescher, Manager

                                       BESSEMER VENTURE INVESTORS, L.P.

                                       By:  DEER IV & Co. LLC, General Partner


                                       By:   /s/ Robert H. Buescher
                                          --------------------------------------
                                             Robert H. Buescher, Manager

                                       BESSEMER VENTURE ASSOCIATES, LLC


                                       By:   /s/ Robert H. Buescher
                                          --------------------------------------
                                             Robert Buescher, Manager